Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, July 15, 2003

Media General Reports Second-Quarter Results

RICHMOND, Va. – Media General (NYSE:MEG) today reported second-quarter net income of $17.5 million, or 75 cents per diluted share, compared with $16.3 million, or 70 cents per diluted share, in the second quarter of 2002.

“Media General’s second-quarter results were somewhat better than our expectations, mostly due to a stronger than anticipated month of June for our Publishing Division, “ said J. Stewart Bryan III, chairman and chief executive. “We believe that the second-quarter increase of 3 percent in Publishing advertising revenues is an early sign of recovery. The absence of significant political spending this year had an unfavorable impact on the Broadcast Division’s results, and we continue to experience hesitation on the part of national television advertisers because of the weak economy and flat consumer spending.

“Excellent cost control efforts by both the Publishing and Broadcast divisions helped mitigate the effect of the generally soft revenue environment. For the second quarter, Publishing expenses were down 4 percent compared to its original budget and Broadcast expenses were down 6 percent compared to its budget,” said Bryan.

Total revenues of $212 million were essentially even with last year’s second quarter. Segment operating profit totaled $50.3 million, compared with $53 million last year. Segment operating cash flow was $62.5 million, compared with $66.5 million in the second quarter of 2002.

Publishing Division revenues of $135 million were 2.4 percent above the second quarter of 2002. Some markets, especially Richmond, Tampa and Northern Virginia, experienced strong improvement, while economic conditions have been slower to recover in several community markets.

Retail revenues decreased 3.5 percent for the quarter. Soft department store advertising drove the decline. Preprints increased 12.3 percent and helped offset some of the retail ROP shortfall. Classified revenue increased 0.6 percent, as strong automotive and real estate classified advertising continued to offset weak employment advertising. National advertising increased 19.5 percent. The Tampa Tribune exceeded its prior year’s national revenues by 26.2 percent based on stronger telecommunications and automotive advertising. Circulation revenue rose 0.7 percent, led by The Tampa Tribune’s 3.3 percent daily and 1.3 percent Sunday growth – the result of its strategic growth plan.

Publishing operating expenses were $4.1 million, or 4.2 percent, higher than the second quarter of 2002. The increase reflects comparisons against a quarter in which expenses had dropped significantly below 2001 levels, mostly due to favorable newsprint pricing. Newsprint expense increased 12.6 percent due to both higher prices and increased consumption and represented more than a third of the total expense increase. Salary expenses increased 2.4 percent due to annual merit increases and higher sales commissions, offset somewhat by the lower employment levels resulting from a hiring freeze. Discretionary spending reductions also helped offset rising costs.

Publishing segment profit of $31.7 million was down slightly from last year. Segment results include our 20 percent interest in The Denver Post, which generated income of nearly $300,000 this year, compared with a loss of about $200,000 last year.

Broadcast Division revenue in the quarter declined 4.6 percent to $74 million from last year, reflecting a $4 million drop in political revenues in the second quarter of 2003.

Local ad revenues rose 5.6 percent, reflecting gains in automotive, furniture and healthcare advertising. National advertising declined 1.5 percent. Political revenues totaled $880,000.

Broadcast profits for the quarter were $20 million compared with $22.4 million last year. Total divisional expenses declined 2.1 percent, reflecting lower costs of goods sold associated with equipment sales and a reduction in programming costs. Despite the hiring freeze, payroll and benefits costs for the quarter increased slightly due to merit pay raises and higher healthcare and retirement costs.

The Interactive Media Division recorded a loss of $1.3 million, a 9.6 percent improvement over last year’s second-quarter loss of $1.5 million. The division’s revenues were 23 percent better than last year, due in large part to the continuing success of classified upsell arrangements with Media General newspapers. Value-added services also contributed to classified advertising growth.

The company’s share of SP Newsprint’s results was a loss of $1.6 million, a meaningful improvement from last year’s $3.1 million loss. Interest expense was 33 percent less than the second quarter of 2002 due to lower borrowing costs and lower debt outstanding.

EBITDA (income before cumulative effect of change in accounting principle and before interest, taxes, depreciation and amortization) in the second quarter of 2003 was $52.2 million, compared with $55.2 million in the 2002 period. Free cash flow (after-tax cash flow minus capital expenditures) was $27.7 million, the same as in the prior-year period.

Outlook

“Looking forward to the third quarter, in the Publishing Division, we are projecting revenue growth of about 4 percent, compared to last year’s third quarter, coming mainly from improvement in preprint and retail. In Broadcast, it’s more difficult to provide a forward perspective. For the month of July, we are pacing behind last year’s third quarter. Local revenue pacings are slightly ahead and national revenue pacings are running about 10 percent behind a year ago,” said Bryan.

“Another area where it is difficult to provide a forward perspective is newsprint pricing. It appears that $30-35 of the spring increase is holding, and some producers have announced another $50 per metric ton increase for August 1. This makes it difficult at present to estimate SP Newsprint’s results for the third quarter.

“As of today, analyst estimates for Media General for the third quarter range from 44 cents to 58 cents per share, and the consensus is 52 cents. Currently, we would expect to be below consensus, and depending on how business unfolds for the Broadcast Division and SP Newsprint, we could be at the lower end of the range. We will provide updated guidance as the quarter progresses,” Bryan said.

Additionally, the new accounting interpretation (FIN 46) relating to Variable Interest Entities is effective as of the beginning of the third quarter. Upon adoption, Media General will begin to consolidate certain entities that lease real estate to the company and currently expects to record a cumulative effect change in accounting principle charge of approximately 35 cents per share. The cumulative effect amount is not included in the above outlook.

Conference Call

Media General will discuss second-quarter results during a conference call and webcast today at 9:30 a.m. ET. To listen to the webcast, log on to www.mediageneral.com and click on the “Live Earnings Conference” link at the top of the home page. A replay will be available from 2 p.m. today until midnight on Tuesday, July 22, at the same Web address.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is an independent, publicly owned communications company situated primarily in the Southeast with interests in newspapers, television stations, interactive media and diversified information services. The company’s publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General’s 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast, and nearly 8 percent of those in the United States. The company’s extensive interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.

Investor Contact:

Lou Anne Nabhan

(804) 649-6103

lnabhan@mediageneral.com

Media Contact:

Raphael Seligmann

(804) 649-6748

rseligmann@mediageneral.com

Media General, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ending		Twenty-six Weeks Ending
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Revenues	$211,929	$211,752	$409,369	$406,291
Operating costs:
Production	87,927	85,758	178,438	172,305
Selling, general and administrative	71,740	68,381	145,402	134,865
Depreciation and amortization	16,598	16,892	33,692	33,531

Total operating costs	176,265	171,031	357,532	340,701

Operating income	35,664	40,721	51,837	65,590

Other income (expense):
Interest expense	(7,985)	(11,924)	(17,853)	(25,354)
Investment loss-unconsolidated affiliates	(1,292)	(3,662)	(3,508)	(5,767)
Other, net	1,180	1,200	8,132	1,623

Total other expense	(8,097)	(14,386)	(13,229)	(29,498)

Income before income taxes and cumulative effect of change in accounting principle	27,567	26,335	38,608	36,092
Income taxes	10,062	10,073	14,092	13,805

Income before cumulative effect of change in accounting principle	17,505	16,262	24,516	22,287
Cumulative effect of change in accounting principle (net of tax)[1]	—	—	—	(126,336)

Net income (loss)	$17,505	$16,262	$24,516	$(104,049)

Net income (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.76	$0.71	$1.06	$0.97
Cumulative effect of change in accounting principle	—	—	—	(5.51)

Net income (loss)	$0.76	$0.71	$1.06	$(4.54)

Net income (loss) per common share – assuming dilution:
Income before cumulative effect of change in accounting principle	$0.75	$0.70	$1.05	$0.96
Cumulative effect of change in accounting principle	—	—	—	(5.44)

Net income (loss)	$0.75	$0.70	$1.05	$(4.48)

Weighted-average common shares outstanding:
Basic	23,044	22,962	23,041	22,896
Diluted	23,322	23,334	23,308	23,215

[1]	Write-down for impairment upon adoption of SFAS No. 142, Goodwill and Other Intangible Assets.

Media General, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited) June 29, 2003	December 29, 2002
ASSETS
Current assets:
Cash and cash equivalents	$10,465	$11,279
Accounts receivable – net	103,754	112,399
Inventories	5,646	4,101
Other	25,111	32,773

Total current assets	144,976	160,552

Investments in unconsolidated affiliates	88,756	93,370
Other assets	56,014	68,140
Property, plant and equipment – net	361,084	372,719
Excess of cost over fair value of net identifiable assets of acquired businesses – net	832,004	832,004
FCC licenses and other intangibles – net	814,012	820,226

Total assets	$2,296,846	$2,347,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,432	$20,967
Accrued expenses and other liabilities	72,107	88,646
Income taxes payable	3,326	1,888

Total current liabilities	92,865	111,501

Long-term debt	591,943	642,937
Deferred income taxes	350,679	345,178
Other liabilities and deferred credits	184,916	188,141
Stockholders’ equity	1,076,443	1,059,254

Total liabilities and stockholders’ equity	$2,296,846	$2,347,011

Media General, Inc.

BUSINESS SEGMENTS

(Unaudited)

(In thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total
Quarter Ended June 29, 2003
Consolidated revenues	$135,005	$74,002	$3,489	$(567)	$211,929

Segment operating cash flow	$37,895	$25,512	$(859)		$62,548
Allocated amounts:
Equity in net income of unconsolidated affiliate	279				279
Depreciation and amortization	(6,523)	(5,505)	(459)		(12,487)

Segment profit (loss)	$31,651	$20,007	$(1,318)		50,340

Unallocated amounts:
Interest expense					(7,985)
Investment loss-SP Newsprint					(1,571)
Acquisition intangibles amortization					(2,990)
Corporate expense					(8,549)
Other					(1,678)

Consolidated income before income taxes					$27,567

Quarter Ended June 30, 2002
Consolidated revenues	$131,843	$77,582	$2,839	$(512)	$211,752

Segment operating cash flow	$39,296	$27,925	$(767)		$66,454
Allocated amounts:
Equity in net loss of unconsolidated affiliates	(203)		(381)		(584)
Depreciation and amortization	(7,052)	(5,488)	(310)		(12,850)

Segment profit (loss)	$32,041	$22,437	$(1,458)		53,020

Unallocated amounts:
Interest expense					(11,924)
Investment loss-SP Newsprint					(3,078)
Acquisition intangibles amortization					(2,952)
Corporate expense					(8,390)
Other					(341)

Consolidated income before income taxes					$26,335

Six Months Ended June 29, 2003
Consolidated revenues	$265,372	$138,134	$6,978	$(1,115)	$409,369

Segment operating cash flow	$68,316	$40,348	$(1,541)		$107,123
Allocated amounts:
Equity in net income of unconsolidated affiliate	176				176
Gain on sale of Hoover’s			5,746		5,746
Depreciation and amortization	(13,264)	(11,219)	(917)		(25,400)

Segment profit	$55,228	$29,129	$3,288		87,645

Unallocated amounts:
Interest expense					(17,853)
Investment loss-SP Newsprint					(3,684)
Acquisition intangibles amortization					(6,031)
Corporate expense					(18,099)
Other					(3,370)

Consolidated income before income taxes					$38,608

Six Months Ended June 30, 2002
Consolidated revenues	$260,722	$141,010	$5,414	$(855)	$406,291

Segment operating cash flow	$75,134	$44,767	$(1,454)		$118,447
Allocated amounts:
Equity in net loss of unconsolidated affiliates	(772)		(413)		(1,185)
Depreciation and amortization	(14,055)	(10,832)	(608)		(25,495)

Segment profit (loss)	$60,307	$33,935	$(2,475)		91,767

Unallocated amounts:
Interest expense					(25,354)
Investment loss-SP Newsprint					(4,582)
Acquisition intangibles amortization					(5,857)
Corporate expense					(17,567)
Other					(2,315)

Consolidated income before income taxes and cumulative effect of change in accounting principle					$36,092

Media General, Inc.

EBITDA, AFTER-TAX CASH FLOW AND FREE CASH FLOW

(Unaudited, in thousands)

	2nd Quarter		YTD
	2003	2002	2003	2002
Income before cumulative effect of change in accounting principle	$17,505	$16,262	$24,516	$22,287
Interest	7,985	11,924	17,853	25,354
Taxes	10,062	10,073	14,092	13,805
Depreciation and amortization	16,598	16,892	33,692	33,531

EBITDA before cumulative effect	$52,150	$55,151	$90,153	$94,977

Income before cumulative effect of change in accounting principle	$17,505	$16,262	$24,516	$22,287
Depreciation and amortization	16,598	16,892	33,692	33,531

After-tax cash flow	$34,103	$33,154	$58,208	$55,818

After-tax cash flow	$34,103	$33,154	$58,208	$55,818
Capital expenditures	6,440	5,486	12,925	15,795

Free cash flow	$27,663	$27,668	$45,283	$40,023

FOR IMMEDIATE RELEASE

Tuesday, July 15, 2003

Media General Reports June Revenues

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today reported June 2003 revenues of $64.1 million, a 0.7 percent decline from June 2002 revenues of $64.5 million. Publishing revenues increased 4.2 percent, Broadcast revenues declined 9.6 percent, and Interactive Media revenues increased 28 percent.

Publishing ad revenues exceeded last June’s by $1.7 million, a 4.2 percent increase.

Classified revenue was $650,000, or 5 percent, above last year. The Tampa Tribune reported a 2.7 percent year-over-year increase in help-wanted linage, the first such increase since January 2001. Help-wanted linage was down 12.4 percent at the Richmond Times-Dispatch and 21.3 percent at the Winston-Salem Journal. Strong automotive linage overall, coupled with Tampa’s help-wanted performance, more than offset the general weakness in recruitment classifieds.

National revenue surpassed last year by $610,000, or 27 percent. Strong telecommunications and financial advertising helped Tampa achieve almost 40 percent growth and gave Richmond a 23 percent lift.

Retail advertising revenue was the only major category to show a decline, with revenues down $450,000, or 4.5 percent, below last June. The Tampa Tribune represented more than half of that decline. Continued hesitation and cutbacks from major advertisers as well as some switch to preprints drove retail weakness across the division. Preprint revenue exceeded last year by $640,000, or 12.4 percent.

Circulation revenue increased nominally over the prior year.

Broadcast gross time sales declined $2 million, or 8.3 percent, compared to June 2002. The major source of decrease came from political revenues, only $200,000 this year compared with $1.8 million last year, and from shortfalls in the automotive, grocery and telecommunications categories.

Local time sales, excluding political advertising, increased $420,000, or 3.2 percent, reflecting continued strength in the automotive category as domestic auto manufacturers aggressively promoted their rebate programs. National time sales, excluding political, decreased $820,000, or 8.6 percent, due to softness in the automotive, telecommunications, corporate and entertainment categories. Political revenues were driven mainly by issue advertising in Lexington, Kentucky and Roanoke, Virginia, as well as by early spending in the Louisiana gubernatorial race.

Interactive Media revenues increased 28 percent, showing strong growth both through classified up-selling arrangements with Media General newspapers and through the introduction of value-added services.

About Media General

Media General is an independent communications company situated primarily in the Southeast with interests in newspapers, television stations, interactive media and diversified information services. The company’s publishing assets include The Tampa Tribune, the Richmond Times-Dispatch, the Winston-Salem Journal and 22 other daily newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina, as well as nearly 100 other periodicals and a 20 percent interest in The Denver Post. Media General’s 26 network-affiliated television stations reach more than 30 percent of the television households in the Southeast, and nearly 8 percent of those in the United States. The company’s extensive interactive media offerings include more than 50 online enterprises. Media General also has a 33 percent interest in SP Newsprint Co., which operates newsprint mills in Dublin, Ga., and Newberg, Ore.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Raphael Seligmann
(804) 649-6103	(804) 649-6748
lnabhan@mediageneral.com	rseligmann@mediageneral.com

MEDIA GENERAL INC.

Revenues and Page Views

	June			Year-to-Date
	2003	2002	% Change	2003	2002	% Change
Revenues (000)	$64,092	$64,544	(0.7)%	$409,369	$406,291	0.8%
Publishing	40,934	39,269	4.2%	265,372	260,722	1.8%
Broadcast	22,246	24,610	(9.6)%	138,134	141,010	(2.0)%
Interactive Media	1,094	855	28.0%	6,978	5,414	28.9%
Eliminations	(182)	(190)	4.2%	(1,115)	(855)	(30.4)%

Selected Publishing Revenues (000)
By Category
Classified	$13,761	$13,111	5.0%	$85,199	$84,424	0.9%
Retail	9,490	9,939	(4.5)%	64,941	66,647	(2.6)%
National	2,822	2,214	27.5%	16,002	15,037	6.4%
Preprints	5,803	5,165	12.4%	39,172	35,744	9.6%
Circulation	6,477	6,423	0.8%	43,548	43,072	1.1%
By Property
Richmond	10,148	9,599	5.7%	65,290	63,983	2.0%
Tampa	12,733	11,954	6.5%	83,699	81,373	2.9%
Winston-Salem	3,983	3,977	0.2%	26,359	25,651	2.8%
Community Newspapers	13,939	13,594	2.5%	89,286	88,907	0.4%

Advertising Revenues (Dailies) (000)
Richmond	$7,663	$7,095	8.0%	$49,233	$47,825	2.9%
Tampa	11,652	10,799	7.9%	75,153	73,021	2.9%
Winston-Salem	3,235	3,234	0.0%	21,272	20,778	2.4%
Community Newspapers	9,575	9,202	4.1%	60,519	60,053	0.8%

Broadcast Time Sales (gross) (000)	$22,412	$24,435	(8.3)%	$136,554	$137,873	(1.0)%
Local	13,508	13,091	3.2%	85,037	81,401	4.5%
National	8,701	9,518	(8.6)%	50,214	51,202	(1.9)%
Political	203	1,826	(88.9)%	1,303	5,270	(75.3)%

Selected Online Total Page Views
TBO.com *	12,842,155	12,027,111	6.8%	81,509,098	68,583,720	18.8%
(Tampa, Fla.)
timesdispatch.com*	6,740,836	4,219,265	59.8%	39,840,243	25,998,922	53.2%
(Richmond, Va.)
JournalNow.com *	2,255,944	2,050,300	10.0%	15,477,352	13,206,274	17.2%
(Winston-Salem, N.C.)

Notes: All data are subject to later adjustment.

MEDIA GENERAL

Daily Newspapers Advertising Linage*

	June			Year-to Date
	2003	2002	% Change	2003	2002	% Change
RICHMOND TIMES-DISPATCH
Retail	29,634	33,420	(11.3)%	209,764	228,778	(8.3)%
National	11,817	8,059	46.6%	65,768	56,380	16.7%
Classified	74,145	63,781	16.2%	448,151	405,114	10.6%
Total	115,596	105,260	9.8%	723,683	690,272	4.8%

TAMPA TRIBUNE
Retail	36,389	39,778	(8.5)%	262,018	257,048	1.9%
National	19,067	11,946	59.6%	97,266	83,995	15.8%
Classified	132,458	124,189	6.7%	845,184	802,266	5.3%
Total	187,914	175,913	6.8%	1,204,468	1,143,309	5.3%

WINSTON – SALEM JOURNAL
Retail	32,546	34,038	(4.4)%	222,438	232,770	(4.4)%
National	6,852	7,799	(12.1)%	49,679	46,415	7.0%
Classified	58,461	61,506	(5.0)%	380,598	393,037	(3.2)%
Total	97,859	103,343	(5.3)%	652,715	672,222	(2.9)%

COMMUNITY DAILIES
Retail	315,564	314,069	0.5%	2,025,772	2,107,823	(3.9)%
National	32,508	23,168	40.3%	163,526	158,964	2.9%
Classified	412,751	380,783	8.4%	2,505,471	2,336,590	7.2%
Total	760,823	718,020	6.0%	4,694,769	4,603,377	2.0%

MEDIA GENERAL DAILIES TOTAL
Retail	414,133	421,305	(1.7)%	2,719,992	2,826,419	(3.8)%
National	70,244	50,972	37.8%	376,239	345,754	8.8%
Classified	677,815	630,259	7.5%	4,179,404	3,937,007	6.2%
Total	1,162,192	1,102,536	5.4%	7,275,635	7,109,180	2.3%

*	Advertising is in column inches – full run only